City of Buenos Aires, October 27, 2026 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. (A3) Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, I hereby address you in my capacity as Investor Relations Officer of Loma Negra Compañía Industrial Argentina S.A. (the “Issuer” and/or “Loma Negra,” indistinctly), with registered offices at Boulevard Cecilia Grierson 355, 4th floor, City of Buenos Aires, Republic of Argentina, in its capacity as an issuer under the global program for the issuance of negotiable bonds (not convertible into shares) for a nominal value of up to US$ 500,000,000 (United States Dollars five hundred million) (or its equivalent in other currencies) (the “Program”), for the purpose of informing you as follows: In connection with the issuance of the Class 7 negotiable bonds, issued by Loma Negra on October 22, 2026 at a fixed annual nominal interest rate of 6.25% and maturing on October 22, 2029 (the “Class 7 Negotiable Bonds”), the Issuer received, as in-kind subscription payment, Class 5 negotiable bonds issued by Loma Negra on July 24, 2025, at a fixed annual nominal interest rate of 8.00% maturing on July 24, 2027 (the “Class 5 Negotiable Bonds”), for a nominal value of US$6,919,639. In this regard, Loma Negra hereby informs that a partial cancellation of its Class 5 Negotiable Bonds will be carried out, leaving a nominal value of US$105,958,495 outstanding. Sincerely, ______________________ Marcos Isabelino Gradin Investor Relations Officer